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                                                                      Exhibit 16


                              [KPMG LLP Letterhead]






June 23, 2005



Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Glacier Bancorp, Inc. (GBCI) and, under the date of March 15, 2005, we reported on the consolidated financial statements of GBCI as of and for the years ended December 31, 2004 and 2003 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On June 13, 2005, our appointment as principal accountants was terminated. We have read GBCI's statements included under Item 4.01 of its Form 8-K dated June 17, 2005 and we agree with such statements, except that we are not in a position to agree or disagree with the first three sentences of the first paragraph and the last paragraph.

Very truly yours,


/s/ KPMG LLP